CONFIDENTIAL MEMORANDUM

Information Contained herein is Subject to Amendment.
A Registration Statement Relating to these Securities has been Filed and declared Effective with the SEC on January 3, 1994.

TO ALL OFFICERS, DEPARTMENT HEADS, REGISTERED REPRESENTATIVES, (RR-Sales, RR-Non Sales). FOR INTERNAL USE ONLY. This information may not be copied, distributed or shown to clients.

             TESORO PETROLEUM CORPORATION

       Offer to Exchange 13% Exchange Notes due
December 1, 2000 for up to $54,500,000 of the Aggregate Principal Amount of its Existing 12-3/4%
Subordinated Debentures due March 15, 2001

     1993 Annual Meeting of Stockholders at Which a Vote Will Be Taken to Reclassify 1,319,563 Shares of $2.16 Cumulative Convertible Preferred Stock into 6,465,859 Shares of Common Stock and to Approve Amendments to the Certificate of Incorporation of the Company

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 1994, UNLESS EXTENDED. THE RECLASSIFICATION WILL BE VOTED ON AT THE ANNUAL MEETING TO BE HELD ON FEBRUARY 9, 1994.

The Recapitalization includes:  1) the Exchange Offer,
2) the Reclassification,  3) the Consent Solicitation,
4) the Charter Amendments and 5) the agreements to be entered into pursuant to the Amended MetLife
Memorandum.

                       THE EXCHANGE OFFER

For Each:                                The Holder Will Receive:
$1,000 principal amount of 12-3/4%     $1,000 principal amount of 13%
Subordinated Debentures (the           Exchange Notes of the Company.
"Subordinated Debentures") (up to
$54.5 million aggregate principal
amount) of Tesoro Petroleum
Corporation (the "Company").

                 THE RECLASSIFICATION

1.0 Share of $2.16 Cumulative          4.9 Shares of Common Stock.
Convertible Preferred Stock (the
"$2.16 Preferred Stock"), including
all accrued and unpaid dividends.

The Company will also issue 0.1 share of Common Stock for each share of $2.16 Preferred Stock on behalf of the holders of the $2.16 Preferred Stock to pay certain legal fees and expenses in connection with the settlement of certain litigation. See "Croyden Associates' Litigation."

               THE CONSENT SOLICITATION

The Company is soliciting the consent of holders of Subordinated Debentures to certain indenture amendments (the "Indenture Amendments") which will (i) make the Exchange Notes senior in right of payment to the Subordinated Debentures and (ii) modify the restriction that currently prohibits the Company from declaring or paying dividends on its Common Stock, making any distributions to its stockholders or purchasing or redeeming its capital stock. The existing restriction does not prohibit any aspect of the Recapitalization.
                THE CHARTER AMENDMENTS

At the Annual Meeting of Shareholders, holders of the $2.20 Preferred Stock and the $2.16 Preferred Stock, each voting as a separate class, and holders of the Common Stock, the $2.20 Preferred Stock and the $2.16 Preferred Stock, voting as a single class, will vote on: Proposal No. 1, which will
(i) reclassify the $2.16 Preferred Stock into Common Stock,
(ii) amend the Company's charter to eliminate the staggered terms of directors, and (iii) amend the Company's charter to place a restriction on amendments to the Amended MetLife Memorandum or the Company's MetLife Option (as described below) that are adverse to the Company, and Proposal No. 2, which is a charter amendment to eliminate, in the event the Company's MetLife Option terminates without being exercised in full, the existing requirement that certain transactions by the Company with a beneficial holder of 10% or more of the Company's outstanding shares of capital stock be approved by the holders of at least 80% of the Company's outstanding shares of capital stock.

METLIFE SECURITY INSURANCE COMPANY OF LOUISIANA ("METLIFE")

The sole holder of the $2.20 Preferred Stock is MetLife.
MetLife, which holds 2,875,000 shares of $2.20 Preferred
Stock and 2,184,085 shares of Common Stock, which together constitute approximately 28% of the outstanding shares of capital stock entitled to vote at the Annual Meeting, has indicated to the Company that it intends to vote all of its shares in favor of Proposal No. 1 and Proposal No. 2.
MetLife's willingness to vote in favor of Proposal No. 1 is subject to certain conditions. See "Conditions."

Pursuant to the Amended MetLife Memorandum, MetLife will agree to waive all mandatory redemption requirements, to consider all accrued and unpaid dividends on the $2.20 Preferred Stock to have been paid (aggregating approximately $20.0 million at November 30, 1993), to allow the Company to pay future dividends on the $2.20 Preferred Stock in Common Stock in lieu of cash and to waive or refrain from the exercise of other rights under the $2.20 Preferred Stock.

The Amended MetLife Memorandum also provides that, upon effectiveness of the Reclassification, MetLife will grant the Company a three-year option (the "Company's MetLife Option"), subject to earlier termination if certain minimum exercise requirements are not satisfied, to acquire all shares of $2.20 Preferred Stock and Common Stock then held by MetLife at an initial option price of $51.5 million. The option price will be increased on the first day of each quarter, beginning January 1, 1994, by 3% per quarter for two years and by 3.5% per quarter thereafter.

MetLife's agreements in the Amended MetLife Memorandum are made in consideration of, among other things, the issuance by the Company to MetLife of 1,900,075 shares of Common
Stock.

                    CONDITIONS

The Exchange Offer is conditioned upon, among other things, the tender and acceptance of at least $22.5 million principal amount of outstanding Subordinated Debentures.

The Charter Amendments (including the Reclassification) are conditioned as follows: Proposal No. 1 is conditioned upon:
1) a majority approval of the outstanding Common Stock, $2.16 Preferred Stock and the $2.20 Preferred Stock, voting as a single class, and 2) two-thirds approval of the outstanding $2.16 Preferred Stock, voting as a separate class. Proposal No. 2 requires an 80% approval of the outstanding Common Stock, $2.16 Preferred Stock and the $2.20 Preferred Stock, voting as a single class. Proposal No. 2 is conditioned upon the approval of Proposal No. 1.

All of the provisions of the Amended MetLife Memorandum described above are conditioned on the Reclassification.

The Exchange Offer and Charter Amendments are not
conditioned upon one another.  However, MetLife has
conditioned its vote in favor of Proposal No. 1 upon, among
other things,  1) the effectiveness of Proposal No. 2,  2)
consummation of the Exchange Offer and 3) MetLife's satisfaction with the membership of the Board of Directors upon effectiveness of the Reclassification.

                   FAIRNESS OPINION

Jefferies & Company, Inc. has opined and, as a condition to the Reclassification, will confirm their opinion immediately prior to the consummation of the Reclassification, to the effect that the Reclassification is fair from a financial point of view to the holders of $2.16 Preferred Stock and to the holders of Common Stock.

            CROYDEN ASSOCIATES' LITIGATION

In October 1993, Croyden Associates, a holder of shares of $2.16 Preferred Stock, filed a class action lawsuit in Delaware Chancery Court on behalf of itself and all other holders of the $2.16 Preferred Stock, alleging that the Company and its directors breached their fiduciary duties to the holders of the $2.16 Preferred Stock. Croyden Associates has agreed in principle to recommend that the court approve a settlement of the class action lawsuit under the terms set forth in the final Proxy Statement -Prospectus as filed with the Securities and Exchange Commission on January 3, 1994. In connection with the above settlement, the Company has agreed to pay up to $500,000 cash and to issue 0.1 share of Common Stock for each share of $2.16 Preferred Stock to be available to pay fees and expenses that the court may award to the attorneys who represented the holders of the $2.16 Preferred Stock.

                      THE COMPANY

The Company conducts refining operations in Alaska and sells refined products to a wide variety of customers in Alaska, in the area west of the Rocky Mountains and in certain Far Eastern markets. During 1992, the Company concentrated its domestic exploration and production activities in the Wilcox Trend of South Texas, resulting in net proved natural gas reserves of 102 billion cubic feet at September 30, 1993. The Company's international exploration and production activities are concentrated in Bolivia. The Company sells products providing bioremediation of hydrocarbon contamination in the environment. The Company also sells lubricants, fuels and specialty petroleum products, primarily to onshore and offshore drilling contractors in Texas and Louisiana.

                BACKGROUND AND PURPOSE

The Company's operations over the past several years have not generated cash sufficient to meet all of the Company's obligations. These results have primarily been caused by
(i) deterioration of gross margins on sales of its refined products, particularly residual fuel oil, which has approximated 40% of the total output of the refinery during the past three fiscal years, (ii) reduced revenues and operating profits from the Company's foreign exploration and production operations, and (iii) lower margins on sales of products from the Company's oil field supply and distribution segment.

As a result, the Company has been unable to pay dividends on the existing preferred stock and has relied, in part, on cash from the sale of assets to meet its other cash requirements. The Company continues to be subject to significant financial requirements, including debt service requirements, the existing preferred stock dividend and redemption requirements (including a potentially exercisable right of MetLife to put all of the $2.20 Preferred Stock to the Company and mandatory annual partial redemptions of the $2.20 Preferred Stock), the need to replace the Company's interim credit arrangements, and significant capital expenditure requirements. See "Certain Considerations."

In response to the factors described above, the Board of Directors made changes in senior management of the Company, and management has implemented a new operational strategy, has reduced general and administrative expenses, and has settled a lawsuit brought by the State of Alaska, the Company's principal supplier of crude oil feedstocks. The Company now has a market-driven operational strategy, which is intended to enable the Company to match its refined product yield more closely to the product demand, reduce working capital requirements and reduce the volume of residual fuel oil produced. The new operational strategy has been implemented only recently, and there can be no assurance that it will prove successful. General and administrative expenses have been reduced by approximately 27% for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992. In January 1993, the Company settled its contractual dispute with the State of Alaska concerning the price paid by the Company to the State in the past for Alaska North Slope royalty crude oil.

The Recapitalization is intended to improve the financial condition of the Company and allow the Company to execute its new operational strategy. The Recapitalization will satisfy the sinking fund requirements of the Subordinated Debentures for at least two years and possibly four, eliminate the existing preferred stock dividend arrearages and MetLife's put option, replace the mandatory annual redemption requirements of the $2.20 Preferred Stock with a deferred repurchase requirement, permit the Company at its option to make dividend payments on and required repurchases of the $2.20 Preferred Stock in shares of Common Stock rather than cash and allow the Company the option, subject to certain conditions, to repurchase the entire equity interest in the Company currently held by MetLife.

                                                                                      For
                                                                                 documents and
Corporate Finance Contacts                                                   procedural information:
      San Francisco                               New York                      Information Agent
Thomas Reinhart  (415) 955-1604       Andrew Safran  (214) 698-3659            Georgeson & Co.
Richard Maisto   (415) 955-1698                                                (212) 440-9800
Frank Brown      (415) 955-1665
Matthew Carbone  (415) 955-1593

         CERTAIN CONSIDERATIONS

Debt Service Requirements.  The Subordinated
Debentures require sinking fund payments each March 15 sufficient to retire $11.25 million principal amount of Subordinated Debentures per year through 2000.
Under its settlement agreement with the State of Alaska, the Company is obligated to make variable monthly payments for at least nine years plus a payment of $60 million in 2002, subject to deferral.
Under a consent order with the U.S. Department of Energy, the Company is obligated to make payments aggregating $13.2 million, plus interest at the rate of 6% per annum, during the next nine years. Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $49.1 million and $4.1 million during fiscal 1992 and the nine months ended September 30, 1993, respectively.

Existing Preferred Stock Requirements.  The $2.20
Preferred Stock provides that, if accumulated dividend arrearages equal or exceed 12 full quarterly dividends, MetLife has the option to require the Company to redeem all of the outstanding $2.20
Preferred Stock (an aggregate of $57.5 million), plus accrued and unpaid dividends. At November 30, 1993, accrued and unpaid dividends on the $2.20 Preferred
Stock aggregated approximately $20.0 million ($6.97
per share).  Dividend arrearages on the $2.20
Preferred Stock exceeded 12 full quarterly dividends on November 15, 1993; however, Met Life has agreed, subject to certain conditions, that it will not exercise the $2.20 Preferred Stock put option before March 10, 1994. In addition, the $2.20 Preferred
Stock provides for annual mandatory redemptions, beginning February 15, 1994, of 6-2/3% of the number of shares of $2.20 Preferred Stock outstanding on February 15, 1994, at a redemption price of $20 per share plus accrued and unpaid dividends. Met Life has also agreed, subject to certain conditions, to defer the initial mandatory redemption from February 14, 1994 to March 10, 1994.

Working Capital Requirements. On October 29, 1993, in order to avoid a $700,000 facility fee, the Company elected to terminate its secured letter of credit facility with a group of banks. Letters of credit are issued to obtain crude oil feedstocks for the Company's refinery and for other operating and corporate needs. In connection with the termination, the Company negotiated certain interim credit arrangements and is in the process of discussions with several financial institutions with regard to providing a long-term credit facility to finance the Company's working capital requirements. Based on these discussions, the Company believes it will be able to enter into a long-term credit facility on terms more favorable than the Company's terminated letter of credit facility upon successful completion of the proposed Recapitalization. If the Company is unsuccessful in completing the Recapitalization, and is thereafter unable to arrange a long-term credit facility, or is otherwise unable to arrange such a facility, the Company may be required to reduce its refinery throughput to reduce working capital requirements. The Company is unable to predict if it would be able to operate the refinery at an economically viable rate under such circumstances.

Tennessee Gas Litigation. All of the Company's operating profit during 1992, and approximately 87% of its operating profit during the nine months ended
September 30, 1993, were attributable to its oil and gas operations. The Company is currently receiving in excess of $7.50 per Mcf for a portion of its United
States gas production (approximately 26% for the nine months ended September 30, 1993) pursuant to a gas purchase contract with Tennessee Gas Pipeline Company
("Tennessee Gas") that expires in 1999. Tennessee Gas has sued the Company challenging the validity and interpretation of the gas purchase contract. The trial court judgment in favor of the Company was reversed in part and remanded to the trial court. An adverse judgment in this case could have a material adverse effect on the Company.

Effect on the Company. As a result of the Recapitalization, on a pro forma basis at September
30, 1993, assuming consummation of the
Reclassification and assuming a maximum acceptance of the Exchange Offer ($54.5 million), total long-term debt and redeemable preferred stock would decrease from $257 million to approximately $186 million, current liabilities (excluding the current portion of long-term debt and the current amounts due on the $2.20 Preferred Stock) would decrease from approximately $77 million to approximately $68 million and Common Stock and Other Stockholders' Equity would increase from $44 million to $120 million. Under the same pro forma assumptions, book value per share of Common Stock would increase from $.80 to $2.78 and the number of shares of Common Stock outstanding would increase from 14,069,799 to 22,567,689. Under the same assumptions, on a pro forma basis for the year ending December 31, 1992, interest expense would decrease from $21.1 million to $20.4 million and preferred stock dividends would decrease from $9.2 million to $6.3 million.

MetLife Option. Pursuant to the terms of the Company's MetLife Option, upon completion of the Recapitalization, the Company will initially be entitled to purchase from MetLife 2,875,000 shares of $2.20 Preferred Stock, having a liquidation preference of $57.5 million, and 4,084,160 shares of Common
Stock, having a pro forma net book value of approximately $11.4 million at September 30, 1993, in consideration for cash in the amount of $51.5 million.

Seniority of Exchange Notes. If the required consents to the Indenture Amendments are obtained, the Exchange
Notes will be senior debt of the Company, pari passu with all other senior indebtedness and senior to all subordinated indebtedness of the Company, including the Subordinated Debentures and the State of Alaska debt. If requisite consents to the Indenture
Amendments are not obtained, the Exchange Notes will be pari passu with the other senior indebtedness of the Company and with the Subordinated Debentures and senior in right of payment to the State of Alaska debt and all other subordinated indebtedness of the Company.

Sinking Fund Requirements. The Company's mandatory sinking fund requirements under the Subordinated
Debentures will be met to the extent Subordinated
Debentures are tendered and accepted in the Exchange
Offer. Assuming that the minimum tender condition is met, the Company will have no mandatory sinking fund requirements until at least 1996. The resulting increase in the average life of the remaining
Subordinated Debentures could adversely affect their market price.

Effect of the Indenture Amendments. If the requisite consents to the Indenture Amendments are obtained, the Indenture Amendments will make the Exchange Notes senior in right of payment to the Subordinated
Debentures and modify the restriction in the indenture governing the Subordinated Debentures which currently prohibits the Company from declaring and paying dividends on its Common Stock, making any distributions to its stockholders, or purchasing or redeeming its capital stock. The valid tender of Subordinated Debentures by a Debentureholder pursuant to the Exchange Offer will include the consent of such Debentureholder to the Indenture Amendments with respect to such tendered Subordinated Debentures.

Issuance of Additional Shares of Common Stock.  If the
Reclassification is completed 8,497,890 additional shares of Common Stock will be issued to holders of existing preferred stock and the attorneys representing the holders of $2.16 Preferred Stock in the Croyden Associates' litigation, an increase of approximately 60% over the 14,069,236 shares of Common
Stock outstanding at December 15, 1993. Accordingly, approval of the Reclassification will result in substantial dilution to holders of Common Stock.

Use of Common Stock for Dividends or Purchases.
Pursuant to the Amended MetLife Memorandum, after the Reclassification, dividends on the $2.20 Preferred
Stock and purchases of the $2.20 Preferred Stock pursuant to the Company's obligation to make offers to purchase may, at the election of the Company, be made in cash or, subject to certain conditions, shares of Common Stock or any combination thereof.

Voting Concentration.  As of December 15, 1993,
MetLife owned Common Stock and $2.20 Preferred Stock constituting approximately 28% of the outstanding capital stock of the Company entitled to vote. Upon completion of the Reclassification, MetLife will own
4,084,160 shares of Common Stock and 2,875,000 shares of $2.20 Preferred Stock, constituting approximately
27% of the outstanding shares of capital stock of the Company entitled to vote. If the Company pays dividends on the $2.20 Preferred Stock in Common Stock or repurchases shares of $2.20 Preferred Stock with Common Stock pursuant to its obligation to make offers to purchase, MetLife's percentage holdings of Common
Stock could increase. In addition, upon effectiveness of the Reclassification the Board of Directors will be expanded from 13 to 16 members and three persons recommended by MetLife will be elected to fill the vacancies.

Tax Considerations.  See "Federal Income Tax
Consequences."

                                          SUMMARY OF TERMS OF SECURITIES
                       Exchange Notes          Subordinated Debentures   $2.16 Preferred Stock
   Coupon/Dividend:              13%                       12-3/4%        $2.16 per share

   Payment Date:        June 1, December 1       March 15, September 15   March 15, June 15, September 15,
                                                                          and December 15

   Liquidation            Not applicable             Not applicable            $25 per share
   Preference:

   Maturity Date:        December 1, 2000            March 15, 2001                  --

   Mandatory           None before maturity     $11.25 million  per year              None
   Redemption or                                on   March   15,    1994
   Offers to                                    through March 15, 2000.
   Purchase:

   Conversion                  None                       None            Convertible at the option
   Rights:                                                                of the holder into 1.7241
                                                                          shares of Common Stock for
                                                                          each share of $2.16
                                                                          Preferred  Stock, subject to
                                                                          adjustment.
   Optional         At the option of  the      At the option of the       At the option of the
   Redemption:      Company,  at  100%  of     Company,  at 100%  of      Company, on  a pro  rata
                    principal  amount  plus    principal  amount plus     basis, at $25 per share,
                    accrued interest,  except  accrued interest.          plus accrued and unpaid
                    that no optional                                      dividends.
                    redemption may be made
                    unless an equal principal
                    amount of,  or
                    all the outstanding
                    Subordinated   Debentures
                    are concurrently redeemed.

   Ranking:         If the requisite            Subordinated              Senior to Common Stock and
                    consents to the             indebtedness ranking      pari passu with $2.20
                    Indenture Amendments  are   junior  to all Senior     Preferred Stock, both as  to
                    obtained,  the   Exchange   Indebtedness (as          dividends and upon
                    Notes will be pari  passu   defined), including       liquidation.
                    with   all  other  senior   indebtedness under the
                    indebtedness, and  senior   Company's    letter   of
                    to all subordinated         credit facilities.
                    indebtedness of the
                    Company,  including   the
                    Subordinated Debentures
                    and the  State of Alaska
                    debt. If the  requisite
                    consents to the
                    Indenture Amendments  are
                    not obtained, the
                    Exchange  Notes  will  be
                    pari passu with the
                    other senior
                    indebtedness of the
                    Company   and   with  the
                    Subordinated  Debentures,
                    and  senior in  right  of
                    payment to  the State  of
                    Alaska   debt   and   all
                    other subordinated
                    indebtedness of the
                    Company.

   Voting Rights:              None                       None            One vote  per share,  voting
                                                                          together  with  the  holders
                                                                          of  shares of  Common  Stock
                                                                          and $2.20 Preferred Stock.

                                                                          If dividends are in  arrears
                                                                          by   at   least   six   full
                                                                          quarterly  dividend
                                                                          payments, the  holders   of
                                                                          $2.16 Preferred    Stock,
                                                                          voting together as a  single
                                                                          class  with the  holders  of
                                                                          $2.20  Preferred Stock, have
                                                                          the  right  to  elect   two
                                                                          additional directors. As
                                                                          of  December 15,  1993,  the
                                                                          Company had omitted
                                                                          dividends on the $2.16
                                                                          Preferred Stock for a total
                                                                          of 12 1/2 quarters.
   Limitation on    Prohibition on the          Prohibition on the
   Dividends:       payment  of dividends  or   payment of cash
                    distributions on, or        dividends on  the Common
                    purchasing or  acquiring,   Stock   or making
                    equity securities of  the   distributions  on or
                    Company   (except   stock   purchasing  or acquiring
                    dividends)   unless,        capital stock in  an
                    giving  effect  to   such   amount in  excess of the
                    transaction (1) no  event   sum of  (1) consolidated
                    of default  shall  occur    net income of  the
                    and  (2)  the   aggregate   Company  subsequent to
                    amount expended for  such   September 30,  1982; (2)
                    purposes  subsequent to     net  proceeds  from  the
                    September  30,  1993 is     sale  of its capital
                    less  than the sum of (a)   stock subsequent to
                    50%   of   the  aggregate   September 30, 1982;  (3)
                    consolidated  income   of   net  proceeds  from  the
                    the Company earned          sale of its indebtedness
                    subsequent  to  September   subsequent  to September
                    30,  1993 or 100% if such   30, 1982  which is
                    aggregate  consolidated     subsequently  converted
                    net income for such         into capital stock;  (4)
                    period is negative and      dividends or
                    (b) the net proceeds        distributions subsequent
                    from the sale after         to  September  30, 1982,
                    September  30,  1993 of     or  sale  proceeds,  in
                    certain  equity             respect of its interest
                    securities of  the          in Trinidad-Tesoro
                    Company and  indebtedness   Petroleum Company
                    which has been  converted   Limited; and (5)
                    into  certain  equity       $30,000,000,  subject to
                    securities  of the          certain limitations;
                    Company;  provided,         provided,  however, that
                    however, that the           regular cash  dividends
                    Company may  make           on  the $2.20  Preferred
                    redemptions   and           Stock  and  the  $2.16
                    repurchases  of  Common     Preferred  Stock  may be
                    Stock  and  preferred       paid.
                    stock in an  aggregate
                    amount not to  exceed       The limitation on
                    $30,465,000                 dividends will  be
                    (approximately  equal  to   modified to parallel the
                    the  accrued  and  unpaid   limitation  of dividends
                    dividends that will         included in the
                    exist on the existing       indenture  governing the
                    preferred stock  at         Exchange Notes upon
                    January 31, 1994) and       receipt of the requisite
                    from the proceeds of        consents to the
                    contemporaneous sales  of   Indenture Amendments.
                    certain capital stock
                    and may make dividend
                    payments on preferred
                    stock.

   Other            Limitations on              None                             None
   Significant      Transactions with
   Restrictive      Affiliates
   Covenants:

      SELECTED SUMMARY HISTORICAL AND PRO FORMA DATA

The following summary sets forth selected summary financial data of the Company on a historical basis and as adjusted to give effect to the Recapitalization, assuming (i) the Exchange Offer is consummated at the maximum tender level, so that $54.5 million in principal amount of Subordinated Debentures is exchanged for $54.5 million in principal amount of Exchange Notes; a total of 6,597,815 shares of Common
Stock is issued upon the Reclassification of the $2.16
Preferred Stock, including all accrued and unpaid dividends, and in payment of certain litigation settlement fees and expenses; and the holder of the $2.20 Preferred Stock waives the mandatory redemption requirements thereof, considers accrued and unpaid dividends to have been paid and is issued 1,900,075 shares of Common Stock (the Recapitalization), (ii) only the debt exchange occurs (the Exchange Offer
Only) and (iii) only the waivers and considerations indicated above relating to the $2.20 Preferred Stock, the equity exchange relating to the $2.16 Preferred
Stock and the issuance of Common Stock on behalf of the holders of $2.16 Preferred Stock to pay certain legal fees and expenses in connection with the settlement of certain litigation occurs (the
Reclassification Only). In addition, the following tables set forth certain summary historical operating data of the Company.

                                                                                      Pro Forma as of or for the 9 Months
                                        Historical                                        Ended September 30, 1993
                                                               9 Months
                                           Years Ended         Ended
                                     Sept. 30,    Dec. 31,     Sept. 30,                      Exchange       Reclassification
                                     1991         1992         1993       Recapitalization    Offer Only     Only (a)
   Statement of Operations Data:                     (Dollars in Thousands, Except Per Share Amounts)
      Revenues (b) . . . . . . . .  $1,091,016  $954,372       $627,848       $627,848        $627,848       $627,848
      Expenses:
         Cost of Sales . . . . . .   1,015,859   926,082        581,536        581,536         581,536        581,536
         General and Administrative     17,003    25,849         10,946         10,946          10,946         10,946
         Depreciation, Depletion
          and Amortization . . . .      15,005    16,552         15,350         15,350          15,350         15,350
         Interest Expense  . . . .      18,804    21,115         12,801         12,784          12,784         12,801
         Other . . . . . . . . . .       5,312     4,636          4,441          4,441           4,441          4,441
                                    ----------  --------       --------       --------        --------       --------
           Total Costs and Expenses  1,071,983   994,234        625,074        625,057         625,057        625,074
                                    ----------  --------       --------       --------        --------       --------
      Earnings (Loss) before Income
       Taxes and the Cumulative
       Effect of Accounting
       Changes . . . . . . . . . .      19,033   (39,862)         2,774          2,791           2,791          2,774
      Income Tax Provision . . . .      15,094     5,383          2,435          2,435           2,435          2,435
                                    ----------  --------       --------       --------        --------       --------
      Earnings (Loss) Before the
       Cumulative Effect of
       Accounting Changes                3,939   (45,245)           339            356             356            339
         Cumulative Effect of
         Accounting Changes               ---    (20,630)          ---            ---              ---            ---
      Net Earnings (Loss)  . . . . .     3,939   (65,875)           339            356             356            339
      Preferred Stock Dividend
       Requirements  . . . . . . . .     9,207     9,207          6,906          4,744           6,906          4,744
      Net Loss Applicable to
       Common Stock                 $   (5,268) $(75,082)      $(6,567)       $ (4,388)       $ (6,550)      $ (4,405)
                                    =========== =========      ========       =========       =========      =========
      Loss Per Primary and Fully
       Diluted* Share Before the
       Cumulative Effect
       of Accounting Changes        $     (.37) $  (3.87)      $  (.47)       $   (.19)       $   (.47)    $     (.19)
                                    =========== =========      ========       =========       =========    ===========
      EBITDA (c) . . . . . . . . .  $   53,037  $ (2,000)      $31,071        $ 31,071        $ 31,071     $   31,071
      Ratio of Earnings to
       Fixed Charges                     1.79x      (d)          1.15x           1.15x           1.15x          1.15x
      * Anti-dilutive
   Other Selected Financial Data:
      Working Capital  . . . . . .  $  95,448   $122,583       $70,173        $108,663        $ 77,423     $   97,413
      Capital Expenditures   . . .  $  24,484   $ 15,446       $26,286        $ 26,286        $ 26,286     $   26,286

   Balance Sheet Data, at
    end of period:
    Current Assets . . . . . . .    $ 247,192   $228,377       $185,557       $181,269        $181,269     $  181,557
      Net Property, Plant
       and Equipment . . . . . .      207,501    198,482        209,273        209,273         209,273        209,273
      Other Assets . . . . . . .       42,133     19,863         19,821         20,564          20,564         19,821
                                    ---------   --------       --------       --------        --------     ----------
         Total Assets  . . . . .    $ 496,826   $446,722       $414,651       $411,106        $411,106     $  410,651
                                    =========   ========       ========       ========        ========     ==========
      Current Liabilities (e)  .    $  93,966   $ 79,507       $ 76,541       $ 67,821        $ 76,253     $   68,109
      Long-Term Debt and Other
       Liabilities:
         Exchange Notes  . . . .        ---         ---           ---           54,500          54,500           ---
         Subordinated Debentures      105,138    107,510         97,656         48,716          48,716         97,656
         Other (f) . . . . . . .      102,925    137,345        119,818        119,818         119,818        119,818
                                    ---------   --------       --------       --------        --------     ----------
         Total Long-Term Debt
          and Other Liabilities       208,063    244,855        217,474        223,034         223,034        217,474
                                    ---------   --------       --------       --------        --------     ----------
      $2.20 Preferred Stock  . .       57,424     71,695         76,461          ---            76,461          ---
                                    ---------   --------       --------       --------        --------     ----------
      Common Stock and Other
       Stockholders' Equity:
         $2.16 Preferred Stock          1,320      1,320          1,320          ---             1,320          ---
         $2.20 Preferred Stock .         ---        ---            ---          57,500            ---          57,500
         Common Stock  . . . . .        2,345      2,345          2,345          3,762           2,345          3,762
         Additional Paid-in-Capital    86,664     86,992         86,987        111,683          86,987        111,683
         Retained Earnings (Deficit)   47,209    (39,647)       (46,214)       (52,431)        (55,031)       (47,614)
         Deferred Compensation .         (165)      (345)          (263)          (263)           (263)          (263)
         Total Common Stock and Other
         Stockholders' Equity  .      137,373     50,665         44,175        120,251          35,358        125,068
                                    ---------   --------       --------       --------        --------     ----------
      Total Liabilities and
       Stockholders' Equity         $ 496,826   $446,722       $414,651       $411,106        $411,106     $  410,651
                                    =========   ========       ========       ========        ========     ==========
   _____________________________________
(a) The Reclassification is effectively conditioned
    upon the consummation of the Exchange Offer and
    cannot occur  unless MetLife waives a related
    condition.
(b) The Company is currently receiving in excess of
    $7.50 per Mcf for a portion of its United States
    gas production (approximately 26% for the nine
    months ended September 30, 1993) pursuant to a
    gas purchase contract with Tennessee Gas.  This
    contract is currently the subject of litigation
    with Tennessee Gas.  See "Certain
    Considerations."
(c) EBITDA is equal to earnings (loss) before the
    cumulative effect of accounting changes,
    interest expense, income taxes and depreciation,
    depletion and amortization.
(d) Earnings were inadequate to cover fixed charges
    by $39.9 million for the year ended December 31,
    1992.
(e) Excludes current portion of long-term debt and
    other obligations and the current amounts of
    $2.20 Preferred Stock, as such amounts are
    included in the respective line items on this
    table.
(f) Includes State of Alaska, Department of Energy
    and other liabilities.

                                  SELECTED HISTORICAL OPERATING DATA
                                                                                         Year         Nine Months
                                                                                         Ended            Ended
                                                       Year Ended September 30,       December 31,  September 30,
                                                    1988     1989     1990    1991       1992       1992     1993
   Refining and Marketing:
      Refinery Capacity (average daily barrels)    72,000   72,000   72,000  72,000     72,000     72,000   72,000
      Refinery Throughput (average daily barrels)  71,784   65,045   67,904  68,192     61,425     62,574   50,503
      Total Product Sales Excluding Residual Fuel
       Oil Sales (average daily barrels)           66,735   59,413   65,417  61,426     63,509     64,892   53,551
      Residual Fuel Oil Sales
       (average daily barrels)                     35,536   27,502   28,332  28,729     23,931     22,929   16,290
   Oil Field Supply and Distribution:
      Product Sales (average daily barrels)        5,943     6,455    7,846  10,470      8,476      8,517    7,114
   Natural Gas - United States:
      Net Production (average daily Mcf)          12,421       292      727   7,435     13,960     12,618   32,313
      Average Sales Prices (dollars per Mcf)(a)    $1.89     $1.66    $1.40   $1.88      $3.68      $2.38    $3.45
   Natural Gas - Bolivia:
      Net Production (average daily Mcf)             ---       ---   12,668  19,322     19,421     19,502   19,183
      Average Sales Prices (dollars per Mcf)        $---      $---    $2.74   $3.06      $1.67      $1.82    $1.20
   Crude Oil - Indonesia (sold effective
    May 1, 1992):
      Net Production (average daily barrels)       2,562     1,994    2,565   3,315      2,714      2,714      ---
      Net Sales Price (dollars per barrel)        $17.65    $15.89   $17.95  $24.39     $18.20     $18.20     $---
   Proved Reserves at End of Period:
      Natural Gas (millions of cubic feet):
         Unites States                               208       568   11,118  33,141     73,753        *    101,598
         Bolivia                                     ---       ---   85,040 115,229    107,008        *        (b)
      Crude Oil (thousands of barrels):
         United States                                 4       ---        4       5        ---        *        *
         Bolivia                                     ---       ---    2,058   2,828      2,263        *        (b)
         Indonesia                                   ---     3,815   11,226   4,504        ---      ---        ---
   Standardized Measure of Discounted Future
    Net Cash
    Flows Relating to Proved Reserves (millions
    of dollars):
      United States(a)                               $.3       $.5     $6.5   $30.4      $87.1        *        *
      Bolivia                                       $---      $---    $37.0   $54.3      $23.6        *        *
      Indonesia                                     $---      $6.3    $58.9    $4.4       $---     $---       $---
    _______________________________
(a) The Company is currently receiving in excess of
    $7.50 per Mcf for a portion of its United States
    gas production (approximately 26% for the nine
    months ended September 30, 1993) pursuant to a
    gas purchase contract with Tennessee Gas.  This
    contract is currently the subject of litigation
    with Tennessee Gas.  See "Certain
    Considerations."
(b) At April 30, 1993, proved reserves in Bolivia
    were approximately 103,293 million cubic feet of
    natural gas and 2,291 thousand barrels of crude
    oil.
 *  Data not available.

            FEDERAL INCOME TAX CONSEQUENCES

The Company intends to take the position that the Reclassification will not result in an ownership change for purposes of Section 382 of the Internal
Revenue Code; however, no assurance can be given that the Internal Revenue Service or the courts will agree with the position of the Company. In addition, the Reclassification, in combination with other ownership changes within three years thereof (such as the use of shares of Common Stock to pay dividends on or repurchase shares of $2.20 Preferred Stock), may result in such an ownership change. Such a change would significantly limit the Company's ability to use its net operating loss carryforwards.

The federal income tax treatment of the exchange of Subordinated Debentures for Exchange Notes depends on whether the Subordinated Debentures and Exchange Notes are "securities" for federal income tax purposes;
however, in all cases gain may be recognized upon the exchange. Even if the Subordinated Debentures and Exchange Notes are securities for such purposes, the Company estimates that such gain may be as much as approximately $96 per $1,000 face amount of Subordinated Debentures (assuming the exchange occurs on January 31, 1994 and that the issue price of an Exchange Note on that date equals its face amount; the amount of gain is subject to change depending on the fair market value of a Subordinated Debenture at, and the accrual of original issue discount on a Subordinated Debenture until, the consummation of the Exchange Offer). Tax counsel is of the opinion that adoption of the Indenture Amendments will not be treated as a taxable exchange by a non-tendering holder of Subordinated Debentures; however, the issue is not free from doubt. The Company estimates that the holder of a share of $2.16 Preferred Stock will have a taxable dividend as a result of the Reclassification equal to the lesser of (i) the excess of the fair market value of the 5.0 shares of Common
Stock received over $25 and (ii) the dividend arrearages on such share of $2.16 Preferred Stock, in each case as determined immediately after the Reclassification. Under certain circumstances, a holder of $2.16 Preferred Stock may also recognize gain in connection with the payment by the Company of the fees and expenses of the attorneys for the holders of $2.16 Preferred Stock in the Croyden Associates' litigation. See "Croyden Associates' Litigation."

